Exhibit 99.1

COMSovereign Holding Corp. Extends 4G LTE/5G Networking Solution Portfolio with Closing of Virtual Network Communications, Inc. Acquisition

- Addition of Virtualized Network Core and Advanced Radio Technology Can Dramatically Reduce Costs of Telecom Backbone for Tier-One Global Commercial and Government Customers -

DALLAS, TX – July 7, 2020 – COMSovereign Holding Corp. (OTCQB: COMS) (“COMSovereign” or the “Company”), a U.S.-based pure-play developer of 5G connectivity and data transmission systems, announced today that it has completed the acquisition of Virtual Network Communications, Inc. (“VNC”), a developer of fixed and mobile broadband communications solutions for public and private wireless networks operated by commercial, enterprise, government and defense customers.

Terms of the transaction include total consideration of approximately $19 million consisting of $3 million in cash - provided primarily by management members - and the issuance of common stock. The closing of this latest acquisition significantly expands COMSovereign’s IP and product portfolio to include telecom network access systems including both 4G LTE/Advanced and 5G capable radio equipment. Additionally, VNC has virtualized and patented an entire LTE Advanced network core solution that has the potential to dramatically reduce the costs of traditional telecom network backbone equipment. VNC has also developed and is currently selling a rapidly deployable LTE network system that is both man-portable and can be combined with the tethered aerostats and drone systems produced by COMSovereign’s Drone Aviation subsidiary to provide telecom network access in nearly any location in minimum time.

Chairman and CEO of COMSovereign Holding Corp., Dan Hodges, stated, “Supported by the direct investment of our senior management team, we have completed the acquisition of VNC. VNC’s proprietary virtualized core technology significantly advances our ability to provide network operators with a complete range of wireless technologies from the network edge to backhaul. This enables operators to quickly accelerate their strategic 4G LTE and 5G network modernization and upgrade programs. We look forward to working with the talented team at VNC to capitalize on the many synergies we see between our technologies and customers across commercial, government and military sectors.”

“VNC was founded on the vision that today’s radio networks would need to fundamentally change if they were to truly address the realities of the modern, data-driven world. Whether it’s access of devices for the Internet of Things or the proliferation of over-the-top streaming video services, yesterday’s network architectures must evolve if they are to succeed in the future,” said Mohan Tammisetti, founder & CEO of Virtual Network Communications, Inc. “We are excited to leverage the innovative technology and deep expertise of COMSovereign as we continue to work together with our growing list of customers to revolutionize the concept of the wireless radio network.”

Virtual Network Communications produces deployable broadband communications equipment and services designed to support advanced wireless networks. Its systems can provide mission critical communications including instant deployable Micro LTE solutions suitable for rapid deployment of Tactical LTE networks, LTE small cell technology, Customer Premises Equipment (CPE) for fixed broadband LTE installations and advanced, low altitude/high altitude airborne LTE communications.

For more information about COMSovereign, please visit www.COMSovereign.com and connect with us on Facebook and Twitter.

About COMSovereign Holding Corp.

COMSovereign Holding Corp. (OTCQB: COMS) has assembled a portfolio of communications technology companies with combined capabilities and the objective of enabling connectivity across the entire data transmission spectrum. Through strategic acquisitions and organic research and development efforts, COMSovereign is seeking to become a U.S.-based pure-play communications provider able to provide LTE Advanced and 5G-NR telecom solutions to network operators and enterprises. For more information about COMSovereign, please visit www.COMSovereign.com or view the reports that it files with or furnishes to the Securities and Exchange Commission (the “SEC”) at www.sec.gov, including the Risk Factors included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as well as information in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

About Virtual Network Communications, Inc.

Virtual Network Communications, Inc. designs, develops, manufactures, markets, and supports a line of network products for wireless network operators, mobile virtual network operators (MVNO), cable TV system operators, and government and business enterprises that enable new sources of revenue and reduce capital and operating expenses. Our vision is to reinvent how wireless networks service mission critical communications for Public Safety, Homeland Security, Department of Defense and commercial Private Network users. We envision the future of expansive virtualized MICRO networks, without expensive Terrestrial based Radio Towers and Building installations.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, the impact of the current COVID-19 pandemic, which may limit access to the Company’s facilities, customers, management, support staff and professional advisors, and to develop and deliver advanced voice and data communications systems. The Company’s forward-looking statements could be affected by many factors, including, but not limited to, the Company’s ability to integrate the operations of VNC, demand for the Company’s products and services, economic conditions in the U.S. and worldwide, and the Company’s ability to recruit and retain management, technical, and sales personnel. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Investor Relations for COMSovereign Holding Corp.:	or	Dave Gentry
Steve Gersten	RedChip Companies Inc.
813-334-9745	407-491-4498
investors@comsovereign.com	Dave@redchip.com

and

Media Relations for COMSovereign Holding Corp.:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net